EXHIBIT 12

                     MERRILL LYNCH PREFERRED CAPITAL TRUST I
                     MERRILL LYNCH PREFERRED FUNDING I, L.P.
                      COMPUTATION OF RATIOS OF EARNINGS TO
            COMBINED FIXED CHARGES AND PREFERRED SECURITIES DIVIDENDS
                              (Dollars in Millions)

                                          PERIOD DECEMBER 17 TO DECEMBER 27, 1996
                                     -------------------------------------------------
                                     MERRILL LYNCH PREFERRED   MERRILL LYNCH PREFERRED
                                          CAPITAL TRUST I          FUNDING I, L.P.
                                     -----------------------   -----------------------
Earnings                                      $671,356                  $785,818
                                              ========                  ========
Fixed charges                                 $   --                    $   --
Preferred securities dividend
  requirements                                 651,215                   671,356
                                              --------                  --------
Total combined fixed charges and
  preferred securities dividends              $651,215                  $671,356
                                              ========                  ========
Ratio of earnings to combined
  fixed charges and preferred
  securities dividends                            1.03                      1.17